Exhibit 16.1

RBSM, LLP

NEW YORK, NEW YORK

March 16, 2016

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Medefile International, Inc. (the "Company") Form 8-K dated February 24, 2016, and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ RBSM LLP

New York, New York